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                                                                  Exhibit 99.2

FOR IMMEDIATE RELEASE:

Contact: John F. Kenny, Jr.
         Executive Vice President and
         Chief Financial Officer
         (617) 535-4799

          IRON MOUNTAIN INCORPORATED COMMENCES TENDER OFFER AND CONSENT
           SOLICITATION FOR 9-1/8% SENIOR SUBORDINATED NOTES DUE 2007


BOSTON, MA--December 16, 2002--Iron Mountain Incorporated (NYSE: IRM), the global leader in records and information management services, announced today that it has commenced a cash tender offer and consent solicitation for all of its $75,190,000 aggregate principal amount of 9-1/8% Senior Subordinated Notes due 2007 (the "Notes") outstanding. In conjunction with the tender offer, consents are being solicited to effect certain amendments to the indenture governing the Notes.

The tender offer will expire at 12:00 midnight, New York City time, on Tuesday, January 14, 2003, unless extended or earlier terminated (the "Expiration Date"). The consent solicitation will expire at 5:00 p.m., New York City time on Monday December 30, 2002, unless extended or earlier terminated (the "Consent Date"). Holders tendering their Notes will be required to consent to certain proposed amendments to the indenture governing the Notes, which will eliminate certain restrictive covenants and amend the timing required for effecting a Notice of Redemption. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

Tendering holders who validly tender and deliver consents by the Consent Date, which is December 30, 2002, will receive the total consideration of $1,045.63 per $1,000 principal amount of Notes, which includes a consent payment of $30.00 per $1,000 principal amount. Iron Mountain expects to pay the total consideration promptly after the Consent Date for Notes validly tendered on or prior to the Consent Date and accepted for purchase.

Holders who validly tender their Notes after the Consent Date and prior to the Expiration Date are not entitled to the consent payment, and will receive as payment for their Notes the total consideration minus the consent payment. Iron Mountain expects to make payment on Notes validly tendered after the Consent Date and prior to the Expiration Date and accepted for purchase promptly after the Expiration Date. Holders who validly tender their Notes will also be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes.


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IRON MOUNTAIN INCORPORATED COMMENCES TENDER OFFER FOR SENIOR NOTES / PAGE 2

Iron Mountain intends to finance the tender offer and consent solicitation with a portion of the net proceeds from its proposed offering of $100 million in aggregate principal amount of Senior Subordinated Notes due 2015. The completion of this financing is one of the conditions to Iron Mountain's obligations to accept Notes for payment pursuant to the tender offer and consent solicitation. The terms and conditions of the tender offer and consent solicitation, including Iron Mountain's obligation to accept the Notes tendered and pay the purchase price and consent payments, will be set forth in Iron Mountain's Offer to Purchase and Consent Solicitation Statement, dated December 16, 2002. Iron Mountain may amend, extend or, subject to certain conditions, terminate the tender offer and consent solicitations at any time.

Iron Mountain has engaged Bear, Stearns & Co. Inc. to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation.

Questions regarding the tender offer and consent solicitation may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-2327 (toll free). Requests for documentation may be directed to D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation at
(800) 488-8075 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement, dated December 16, 2002.

ABOUT IRON MOUNTAIN

Iron Mountain Incorporated was founded in 1951 as one of the first records management companies. Today, Iron Mountain is the global leader in records and information management services, providing services to over 150,000 customer accounts in 81 markets in the United States and 47 markets outside of the United States. Its diversified customer base includes more than half of the Fortune 500 and numerous commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations. The Company operates over 650 records management facilities in the United States, Canada, Europe, and Latin America. For more information, visit www.ironmountain.com.


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